EX-99.1 PRESS RELEASE
OXiGENE Reports Second Quarter 2010 Financial Results
SOUTH SAN FRANCISCO, Calif., August 12, 2010 — OXiGENE, Inc., (Nasdaq OXGN)), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, reported financial results for the quarter and six months ended June 30, 2010, and presented an update on recent clinical and corporate progress.
Financial Results
The Company reported consolidated net income for the three month period ended June 30, 2010 of $2.5 million compared to a consolidated net loss of $8.0 million for the same three month period of 2009. The difference in results for the comparable three month periods was due to an increase in the non-cash gain resulting from a change in fair value of warrants and other financial instruments of $7.3 million and a reduction in total costs and expenses of $3.2 million from $8.2 million in the 2009 period to $5.0 million in the 2010 period. Due to the nature of the Company’s warrants and other financial instruments, the instruments are recorded as liabilities on the Company’s Consolidated Balance Sheets. These instruments are adjusted to their fair market value at each reporting period and the difference is recorded as a non-cash gain or loss in the Company’s Consolidated Statements of Operations. The reduction in operating costs and expenses for the comparable three month period is primarily attributable reductions in a number of clinical program and support costs associated with the restructuring plan implemented in the first quarter of 2010. The operating costs for the 2009 period include costs and expenses of Symphony ViDA, Inc. In July 2009, the Company acquired the equity of Symphony ViDA, Inc. and the entity was merged directly into OXiGENE.
The Company reported a consolidated net loss for the six month period ended June 30, 2010 of $8.5 million compared to a consolidated net loss of $14.5 million for the same six month period of 2009. The difference in results for the comparable six month periods was due to a reduction in total costs and expenses of $3.4 million from $14.8 million in the 2009 period to $11.4 million in the 2010 period and an increase in the non-cash gain resulting from a change in fair value of warrants and other financial instruments of $2.7 million. The reduction in operating costs and expenses for the comparable six month period is primarily attributable reductions in a number of clinical program and support costs associated with the restructuring plan implemented in the first quarter of 2010, with the major impact of this restructuring plan taking effect in the Company’s second quarter of 2010. Operating expenses for the six months of 2010 were also impacted by a $0.5 million one-time restructuring charge.
The Company reported net income attributed to OXiGENE for the second quarter of 2010 of $2.5 million, or $0.04 per share, compared with a net loss attributed to OXiGENE of $5.3 million, or $0.11 per share, for the same period in 2009.

For the six-month period ended June 30, 2010, the net loss attributed to OXiGENE was $8.5 million, or $0.13 per share, compared to a net loss attributed to OXiGENE of $10.8 million, or $0.24 per share, for the comparable period in 2009.
At June 30, 2010, OXiGENE had cash, cash equivalents and restricted cash of approximately $7.3 million compared with approximately $14.1 million at December 31, 2009.
“In the first half of 2010, we executed according to plan and achieved several important milestones, including the presentation at medical conferences of key data from our studies of ZYBRESTAT for oncology, OXi4503, and topical ZYBRESTAT for ophthalmology,” said Peter J. Langecker, M.D., Ph.D., OXiGENE’s Chief Executive Officer. “We are pleased to report that we have a growing body of positive data indicating the broad therapeutic potential of our major clinical programs. Our next important milestones will be the presentation of the final results of the Phase 2 FACT trial of ZYBRESTAT plus chemotherapy in patients with anaplastic thyroid cancer (ATC), as well as additional data from our Phase 2 FALCON study in non-small cell lung cancer later this fall. We believe that the product profile of ZYBRESTAT continues to demonstrate its broad potential as a therapeutically and commercially valuable asset and we look forward to working with an industry partner to continue its development.”
Corporate Highlights
— In May, the Company announced the publication in Blood of preclinical data showing that its second-generation, dual-action vascular disrupting agent (VDA) OXi4503 demonstrated potent activity in a preclinical model against human FLT- 3 positive acute myeloid leukemia (AML) animal models, in an article titled, “Leukemia regression by vascular disruption and anti-angiogenic therapy” by Gerard Madlambayan, Christopher Cogle and colleagues from the Department of Medicine and Program in Stem Cell Biology at the University of Florida in Gainesville, Florida. The data showed that OXi4503 produced remissions in AML animal models of differing subtypes, and that the potent anti-leukemic effects of OXi4503 resulted from the combination of both vascular disruption and direct cytotoxic effects on leukemia cells. The authors concluded that OXi4503 may represent a promising therapeutic agent, including for patients with high risk AML. Based on this data, the Company is preparing an investigator-initiated Phase 1 clinical study of OXi4503 in patients with AML and myelodysplastic syndrome.
— In June, the Company announced encouraging interim safety and clinical activity data from its ongoing Phase 2 study of ZYBRESTAT plus bevacizumab and chemotherapy in patients with non-small cell lung cancer (NSCLC). The updated analysis showed that meaningful improvements were observed in response rate, progression-free survival and overall survival rates in the study arm (ZYBRESTAT combined with bevacizumab and carboplatin/paclitaxel chemotherapy) as compared with the control arm (bevacizumab and chemotherapy) of the trial. The combination regimen including ZYBRESTAT was observed to be well-tolerated with no significant cumulative toxicities when compared with the control arm of the study. The Company also announced the completion of enrollment of the FALCON study in June. —
In July, the Company presented an update on its ZYBRESTAT ophthalmology program, including preclinical data showing that the Company’s topical formulation achieved target retina/choroid concentrations with minimal systemic exposure and demonstrated attractive pharmacokinetic and safety properties and efficacy in destroying abnormal vasculature in a rat choroidal melanoma model. The data were presented at the Glaucoma and Retinopathies 2010 conference by Dai Chaplin, Ph.D., head of research and development and chief scientific officer at OXiGENE.
— Upcoming highlights in the third quarter include the presentation of FACT data at the International Thyroid Congress in September, and at the European Society of Medical Oncology in October. The Company also anticipates the presentation of further FALCON data at the AACR/NCI/EORTC Meeting in November.
— OXiGENE continues to pursue additional forms of capital infusion including public or private financing, strategic partnerships or other arrangements with organizations that have capabilities and/or products that are complementary to the Company’s own capabilities and/or products, in order to continue the development of its potential product candidates.
Conference Call Today
Members of OXiGENE’s management team will review second quarter results via a webcast and conference call today at 4:30 p.m. EDT (1:30 p.m. PDT). To listen to a live or an archived version of the audio webcast, please log on to the Company’s website, www.oxigene.com. Under the “Investors” tab, select the link to “Events and Presentations.”
OXiGENE’s earnings conference call can also be heard live by dialing 888-841-3431 in the United States and Canada, and 678-809-1060 for international callers, five minutes prior to the beginning of the call. A replay will be available starting at 7:30 pm, EDT (4:30 pm, PDT) on August 12, 2010 and ending at 12:00 midnight EDT (9:00 p.m., PDT) on Wednesday, August 25, 2010. To access the replay, please dial 800-642-1687 if calling from the United States or Canada, or 706-645-9291 from international locations. Please refer to replay pass code 93256449.
About ZYBRESTAT (fosbretabulin)
ZYBRESTAT is being evaluated in a Phase 2 study of patients with non-small cell lung cancer and other clinical trials. OXiGENE believes that ZYBRESTAT is poised to become an important product in a novel class of small-molecule drug candidates called vascular disrupting agents (VDAs). Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical trials in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against ATC, ovarian cancer and various other solid tumors.
About OXi4503
OXi4503 (combretastatin A1 di-phosphate / CA1P) is a dual-mechanism vascular disrupting agent (VDA) that is being developed in clinical trials for the treatment of solid tumors. Like its structural analog, ZYBRESTAT(TM) (fosbretabulin / CA4P), OXi4503 has been observed to block and destroy tumor vasculature, resulting in extensive tumor cell death and necrosis. In addition, preclinical data indicate that OXi4503 is metabolized by oxidative enzymes (e.g., tyrosinase and peroxidases), which are elevated in many solid tumors and tumor white blood cell infiltrates, to an orthoquinone chemical species that has direct cytotoxic effects on tumor cells. Preclinical studies have shown that OXi4503 has (i) single-agent activity against a range of xenograft tumor models; and (ii) synergistic or additive effects when incorporated in various combination regimens with chemotherapy, molecularly-targeted therapies (including tumor-angiogenesis inhibitors), and radiation therapy. OXi4503 is currently being evaluated as a monotherapy in a Phase 1 dose-escalation trial in patients with advanced solid tumors and in patients with hepatic tumor burden.
About OXiGENE
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company’s major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include OXiGENE’s anticipated cash utilization, expected initiation, progress, conclusion and reporting on clinical studies and availability of potential strategic collaborations or sufficient financing may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, timing of reporting interim and final data from the Phase 2 clinical trial of ZYBRESTAT in NSCLC, timing of reporting data from the Phase 2/3 clinical trial of ZYBRESTAT in ATC, timing of reporting results from the ongoing clinical trial of OXi4503 in patients with hepatic tumor burden and timing or execution of a potential strategic collaboration on any product or indication or any other strategic or financing transaction. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K,

10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

OXiGENE, Inc.
Condensed Consolidated Balance Sheets
(All amounts in 000’s)
(Unaudited)

	June 30, 2010	December 31, 2009
Assets

Cash, cash equivalents and restricted cash	$7,312	$14,072
Prepaid expenses	596	752
License agreement	435	484
Other assets	326	309

Total assets	$8,669	$15,617

Liabilities and stockholders’ (deficit) equity

Accounts payable and accrued liabilities	$4,829	$7,618
Derivative liabilities	6,832	2,200
Total stockholders’ (deficit) equity	(2,992)	5,799

Total liabilities and stockholders’ (deficit) equity	$8,669	$15,617

OXiGENE, Inc.
Condensed Consolidated Statements of Operations
(All amounts in 000’s except per share amounts)
(Unaudited)

	Three months ended June 30,		Three months ended June 30,
	2010	2009	2010	2009
Costs and expenses:

Research and development	$3,348	$6,004	$7,533	$10,929
General and administrative	1,678	2,171	3,381	3,879
Restructuring	—	—	510	—

Total costs and expenses	5,026	8,175	11,424	14,808

Operating loss	(5,026)	(8,175)	(11,424)	(14,808)

Change in fair value of warrants and other financial instruments	7,539	249	2,906	241
Investment income	4	18	11	70
Other (expense) income, net	20	(58)	16	(44)

Consolidated net income (loss)	$2,537	$(7,966)	$(8,491)	$(14,541)

Loss attributed to non controlling interest	—	(2,693)	—	(3,717)

Net income (loss) attributed to OXiGENE Inc.	$2,537	$(5,273)	$(8,491)	$(10,824)

Basic and diluted net income (loss) per common share	$0.04	$(0.11)	$(0.13)	$(0.24)

Weighted average number of common shares outstanding	69,544	46,014	66,955	46,011

CONTACT:	OXiGENE, Inc. Investor and Media Contact: Michelle Edwards, Investor Relations 650-635-7006 medwards@oxigene.com